Exhibit 99.1

CAI International, Inc. Reports Results for the First Quarter of 2017

SAN FRANCISCO--(BUSINESS WIRE)--April 20, 2017--CAI International, Inc. (CAI) (NYSE:CAI), one of the world’s leading transportation finance and logistics companies, today reported results for the first quarter of 2017.

Highlights

  CAI reported revenue for the first quarter of 2017 of $81.5 million, an increase of $14.5 million compared to the first quarter of 2016. The increase in revenue was primarily due to acquisitions made by our logistics business in 2016. Lease-related revenue for the first quarter of 2017 was $61.0 million, compared to $58.8 million in the first quarter of 2016.
  Net income attributable to CAI common stockholders for the first quarter of 2017 was $5.3 million, or $0.27 per fully diluted share.
  Average container utilization for our owned fleet during the first quarter of 2017 was 95.7% (on a CEU basis) compared to 92.0% for the first quarter of 2016, and 94.3% for the fourth quarter of 2016.
  Average railcar utilization during the first quarter of 2017 was 92.7% compared to 93.5% for the first quarter of 2016, and 94.1% for the fourth quarter of 2016.
  In order to optimize its capital allocation, the Company has amended its new railcar delivery schedule to defer delivery of approximately $24 million of its remaining $95 million 2017 commitment to now be delivered in 2018, with delivery of most of the remaining $71 million being deferred to the third and fourth quarter of 2017.

Revenue for the first quarter of 2017 was $81.5 million, compared to $67.0 million for the first quarter of 2016, an increase of 22%. Revenue from the container leasing business increased by $1.4 million to $53.0 million, and included approximately $2.2 million of insurance proceeds related to lost revenue from the previously reported bankruptcy of Hanjin, partially offset by a decrease in the size of the owned container fleet and a reduction in lease rates during the period. Revenue from CAI’s railcar assets increased over the same period by $0.8 million to $8.1 million as a result of growth in the railcar fleet. Logistics revenue for the first quarter of 2017 was $20.5 million, primarily arising from our acquisitions during the past twelve months.

Net income attributable to CAI common stockholders for the first quarter of 2017 was $5.3 million, or $0.27 per fully diluted share, compared to $7.1 million, or $0.36 per fully diluted share, for the first quarter of 2016.

Additional information on CAI's results, as well as the state of the industry, is available in a presentation posted today on the "Investors" section of CAI's website, www.capps.com.

Victor Garcia, President and Chief Executive Officer of CAI, commented, “We are extremely excited about the improvement in our results this quarter and the prospects for the coming year. For the quarter, we reported revenue of $81.5 million and net income per fully diluted share of $5.3 million, or $0.27 per fully diluted share. During the quarter, we increased our average owned container fleet utilization to 95.7% compared to 94.3% for the fourth quarter of 2016. This is particularly noteworthy considering that the first quarter is traditionally our weakest demand period and reflects the strong demand for equipment we are witnessing. The utilization of our owned container fleet is currently 96.9% and we expect it to increase further during the second quarter when we expect utilization to exceed 97%.

“During the quarter, we experienced a couple of noteworthy items. We recognized $2.2 million of income from insurance related to lost income from the Hanjin bankruptcy. We also recorded an unexpected equipment loss of $1.3 million related to a U.S. lease and sale customer that sold the containers we had on lease without paying for the units. The net result of these two items increased our net income for the quarter by $0.9 million.”

Mr. Garcia added, “Considering the strong and improving market environment, we have invested in new containers and placed the equipment purchased on leases with attractive lease rates. We invested $63 million in containers in the first quarter and are committed to an additional $56 million for delivery in the second quarter, all of which are booked for lease. Per diem rates are currently three times the levels they were this time last year and relative returns are much improved. We expect that the improvement in returns will continue for the rest of the year.

“We believe that the current equipment supply constraints will persist longer than is currently expected or understood, and may have a material effect on the supply and availability of containers to the shipping lines and their customers. The leasing industry is a primary provider of annual container investment and limited ordering could constrain overall production of containers. In addition, no other financing source provides equipment prior to a commitment being in place by the shipping line. We believe that a potential lack of on-the-ground investment may create a container shortage over the remainder of this year.”

Mr. Garcia continued, “We are excited about the opportunity for investment this year, but we are even more focused on improving the return on our existing assets. We have been able to increase prices on the sale of used containers and expect that in the second quarter of this year we are likely to report a gain on sale, compared to the losses we have incurred in recent quarters. In March, we essentially broke even on used container sales and have since increased prices going into the second quarter. We are also seeking opportunities to increase per diem rates on low per diem leases that are expiring.

“We believe that with the improved returns on the sale of equipment, higher utilization of the current fleet, higher lease rate renegotiations and ongoing new investment, our earnings will accelerate in each of the following quarters. Our aim is to reach annualized double digit return on equity by the end of the third or fourth quarter of this year. We believe that our market leading utilization and improving returns is in large part due to our enhanced logistics focus and ability to diversify our investments to achieve the best returns that are available in the market. We are able to grow our business, while remaining selective in the terms and type of business we pursue.”

Mr. Garcia concluded, “Earlier this month, we renegotiated the delivery schedule of our multi-year railcar purchase program, deferring approximately 25% of our 2017 $95 million committed railcar investment into 2018 with most of the remainder being deferred to the third and fourth quarters of this year. We have had success in entering into attractive lease renewals and the level of inquiry for rail equipment is increasing as rail velocity has declined due to increased energy related traffic. We expect that rail activity will be stronger over the second half of the year and the revised redelivery schedule provides us a better environment to market our railcars and frees up capital in the short term to add to our investment in containers.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	March 31,	December 31,
	2017	2016
Assets
Current assets
Cash	$12,141	$15,685
Cash held by variable interest entities	20,382	30,449
Accounts receivable, net of allowance for doubtful accounts of $1,543 and $1,340 at March 31, 2017 and December 31, 2016, respectively	63,426	63,745
Current portion of direct finance leases	20,154	19,959
Prepaid expenses and other current assets	9,598	5,315
Total current assets	125,701	135,153
Restricted cash	5,937	6,192
Rental equipment, net of accumulated depreciation of $440,406 and $421,153 at March 31, 2017 and December 31, 2016, respectively	1,832,291	1,807,010
Net investment in direct finance leases	77,036	80,582
Goodwill	15,794	15,794
Intangible assets, net of accumulated amortization of $3,350 and $2,681 at March 31, 2017 and December 31, 2016, respectively	9,022	9,691
Furniture, fixtures and equipment, net of accumulated depreciation of $2,924 and $2,833 at March 31, 2017 and December 31, 2016, respectively	509	550
Other non-current assets	2,020	962
Total assets	$2,068,310	$2,055,934

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$9,873	$13,804
Accrued expenses and other current liabilities	11,529	11,778
Due to container investors	6,245	7,077
Unearned revenue	8,241	10,613
Current portion of debt	85,204	95,527
Rental equipment payable	51,357	25,207
Total current liabilities	172,449	164,006
Debt	1,377,931	1,380,499
Deferred income tax liability	52,405	51,804
Other long term liabilities	1,710	2,121
Total liabilities	1,604,495	1,598,430

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 19,192,687 and 19,057,217 shares at March 31, 2017 and December 31, 2016, respectively	2	2
Additional paid-in capital	141,846	141,058
Accumulated other comprehensive loss	(7,881)	(8,132)
Retained earnings	329,848	324,576
Total stockholders' equity	463,815	457,504
Total liabilities and stockholders' equity	$2,068,310	$2,055,934

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2017	2016
Revenue
Container lease income	$52,954	$51,545
Rail lease income	8,053	7,257
Logistics revenue	20,499	8,164
Total revenue	81,506	66,966

Operating expenses
Depreciation of rental equipment	27,972	23,034
Storage, handling and other expenses	6,953	9,051
Logistics transportation costs	17,071	6,942
Loss on sale of used rental equipment	873	733
Administrative expenses	10,686	8,750
Total operating expenses	63,555	48,510

Operating income	17,951	18,456

Other expenses
Net interest expense	11,672	10,042
Other expense	314	130
Total other expenses	11,986	10,172

Net income before income taxes and non-controlling interest	5,965	8,284
Income tax expense	693	1,133

Net income	5,272	7,151
Net income attributable to non-controlling interest	-	(34)
Net income attributable to CAI common stockholders	$5,272	$7,117

Net income per share attributable to CAI common stockholders
Basic	$0.28	$0.36
Diluted	$0.27	$0.36

Weighted average shares outstanding
Basic	19,010	19,774
Diluted	19,231	19,833

CAI International, Inc.
Consolidated Statements of Cash Flows
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities
Net income	$5,272	$7,151
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28,058	23,113
Amortization of debt issuance costs	747	754
Amortization of intangible assets	669	76
Stock-based compensation expense	461	470
Unrealized loss (gain) on foreign exchange	236	(7)
Loss on sale of used rental equipment	873	733
Deferred income taxes	601	100
Bad debt expense	187	150
Changes in other operating assets and liabilities:
Accounts receivable	(1,069)	(7,993)
Prepaid expenses and other assets	(4,134)	(53)
Accounts payable, accrued expenses and other current liabilities	(4,763)	4,040
Due to container investors	(832)	194
Unearned revenue	(648)	1,383
Net cash provided by operating activities	25,658	30,111
Cash flows from investing activities
Purchase of rental equipment	(48,116)	(45,844)
Acquisitions, net of cash acquired	-	(6,680)
Proceeds from sale of used rental equipment	19,325	12,740
Purchase of furniture, fixtures and equipment	(44)	(25)
Receipt of principal payments from direct financing leases	2,741	7,073
Net cash used in investing activities	(26,094)	(32,736)
Cash flows from financing activities
Proceeds from debt	85,787	145,200
Principal payments on debt	(100,541)	(136,445)
Debt issuance costs	-	(10)
Decrease in restricted cash	255	255
Repurchase of stock	-	(6,032)
Exercise of stock options	327	-
Net cash (used in) provided by financing activities	(14,172)	2,968
Effect on cash of foreign currency translation	997	206
Net (decrease) increase in cash	(13,611)	549
Cash at beginning of the period	46,134	52,553
Cash at end of the period	$32,523	$53,102

CAI International, Inc.
Fleet Data
(UNAUDITED)

	As of March 31,
	2017	2016

Owned container fleet in TEUs	933,241	969,994
Managed container fleet in TEUs	155,362	193,269
Total container fleet in TEUs	1,088,603	1,163,263

Owned container fleet in CEUs	1,024,176	1,025,413
Managed container fleet in CEUs	139,873	173,618
Total container fleet in CEUs	1,164,049	1,199,031

Owned railcar fleet in units	6,546	5,338

	Three Months Ended
	March 31,
	2017	2016
Average Utilization
Container fleet utilization in CEUs	95.4%	91.2%
Owned container fleet utilization in CEUs	95.7%	92.0%
Railcar fleet utilization in units	92.7%	93.5%

	As of March 31,
	2017	2016
Period Ending Utilization
Container fleet utilization in CEUs	96.3%	92.5%
Owned container fleet utilization in CEUs	96.5%	93.2%
Railcar fleet utilization in units	91.9%	94.6%

Utilization is computed by dividing total units on lease, in CEUs (cost equivalent units) or TEUs (twenty foot equivalent units), by the total units in our fleet, in CEUs or TEUs, excluding new units not yet leased and off-hire units designated for sale. CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Conference Call

A conference call to discuss the financial results for the first quarter of 2017 will be held on Thursday, April 20, 2017 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” section of CAI’s website, www.capps.com, by selecting “Q1 2017 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” section of our website.

Earnings Presentation

A presentation summarizing our first quarter 2017 results is available on the “Investors” section of our website, www.capps.com.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of March 31, 2017, CAI operated a worldwide fleet of approximately 1.2 million CEUs of containers, and owned a fleet of 6,546 railcars that it leases within North America. CAI operates through 24 offices located in 14 countries including the United States.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to, the statements regarding management's business outlook on the container leasing business, management's outlook for growth of CAI’s railcar leasing investments and the outlook, of our logistics business. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.

CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com